TEM 77Q(a)(i)

FEDERATED TAX-FREE TRUST

Amendment No. 1 to By-Laws

(Effective February 17, 1984)



ARTICLE I

Officers and Their Election

	Section 2.  Election of Officers.  The President, Vice
President(s), Treasurer and Secretary shall be chosen annually by the Trustees. The Chairman of the Trustees shall be chosen annually by and from the Trustees.

ARTICLE III

Powers and Duties of the Executive and Other Committees

	Section 1. Executive and Other Committees. The Trustees may elect from their own number an executive committee to consist of not less than two members. The executive committee shall be elected by a resolution passed by a vote of at least a majority of the Trustees then in office. The Trustees may also elect from their own number other committees and the powers conferred upon he same to be determined by vote of the Trustees.


ITEM 77Q(a)(ii)

FEDERATED TAX-FREE TRUST

Amendment No. 2 to By-Laws

 (Effective February 2, 1987)



ARTICLE II

POWERS AND DUTIES OF TRUSTEES AND OFFICERS

	Section 2. Chairman of the Trustees ("Chairman"). The Chairman shall be the chief executive officer of the Trust. He shall have general supervision over the business of the Trust and policies of the Trust. He shall employ and define the duties of all employees of the Trust, shall have power to discharge any such employees, shall exercise general supervision over the affairs of the Trust and shall perform such other duties as may be assigned to him form time to time by the Trustees. He shall preside at the meetings of shareholders and of the Trustees. The Chairman shall appoint a Trustees or officer to preside at such meetings in his absence.

ITEM 77Q(a)(iii)

FEDERATED TAX-FREE TRUST

Amendment No. 3 to the By-Laws

(Effective November 18, 1997)





Delete Article III, Section 7 and replace with the following:



Action by Consent of the Board of Trustees, Executive Committee or Other Committee. Subject to Article V, Section 2 of these By-Laws, any action required or permitted to be taken at any meeting of the Trustees, Executive Committee or any other duly appointed Committee may be taken without a meeting if consents in writing setting forth such action are signed by all members of the Board or such committee and such consents are filed with the records of the Trust. In the event of the death, removal, resignation or incapacity of any Board or committee member prior to that Trustee signing such consent, the remaining Board or committee members may re-constitute themselves as the entire Board or committee until such time as the vacancy is filled in order to fulfill the requirement that such consents be signed by all members of the Board of committee.




ITEM 77Q(a)(iv)

Federated Tax-Free Trust

Amendment No. 4 to the By-Laws

(Effective February 23, 1998)



Delete Sections 1, 2 and 3 of Article I, OFFICERS AND THEIR ELECTION, and replace with:

Section 1. Officers. The Officers of the Trust shall be a President, one or more Vice Presidents, a Treasurer, and a Secretary. The Board of Trustees, in its discretion, may also elect or appoint a Chairman of the Board of Trustees (who must be a Trustee) and other Officers or agents, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. A Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Vice President may not be held by the same person concurrently. It shall not be necessary for any Trustee or any Officer to be a holder of shares in any Series or Class of the Trust.

Section 2. Election of Officers. The Officers shall be elected annually by the Trustees. Each Officer shall hold office for one year and until the election and qualification of his successor, or until earlier resignation or removal. The Chairman of the Board of Trustees, if there is one, shall be elected annually by and from the Trustees, and serve until a successor is so elected and qualified, or until earlier resignation or removal.

Section 3. Resignations and Removals and Vacancies. Any Officer of the Trust may resign at any time by filing a written resignation with the Board of Trustees (or Chairman of the Trustees, if there is one), with the President, or with the Secretary. Any such resignation shall take effect at the time specified therein or, if no time is specified, at the time of receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Officer elected by the Board of Trustees or whose appointment has been ratified by the Board of Trustees may be removed with or without cause at any time by a majority vote of all of the Trustees. Any other employee of the Trust may be removed or dismissed at any time by the President. Any vacancy in any of the offices, whether by resignation, removal or otherwise, may be filled for the unexpired portion of the term by the President. A vacancy in the office of Assistant Vice President may be filled by a Vice President; in the office of Assistant Secretary by the Secretary; or in the office of Assistant Treasurer by the Treasurer. Any appointment to fill any vacancy shall serve subject to ratification by the Board of Trustees at its next regular meeting.

ITEM 77Q(a)(v)

Federated Tax-Free Trust

Amendment No. 5 to the By-Laws

(Effective February 27, 1998)



Delete Section 5 Proxies of Article IV Shareholders' Meetings, and replace with the following:

Section 5. Proxies. Any shareholder entitled to vote at any meeting of shareholders may vote either in person, by telephone, by electronic means including facsimile, or by proxy, but no proxy which is dated more than six months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing, subscribed by the shareholder or his duly authorized agent or be in such other form as may be permitted by law, including documents conveyed by electronic transmission. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. The placing of a shareholder's name on a proxy or authorizing another to act as the shareholder's agent, pursuant to telephone or electronically transmitted instructions obtained in accordance with procedures reasonably designed to verify that such instructions have been authorized by such shareholder, shall constitute execution of a proxy by or on behalf of such shareholder. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may execute the proxy or give authority to an agent, unless the Secretary of the Trust is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Trust, or the person acting as Secretary of the Meeting. Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.


ITEM 77Q(a)(vi)
Federated Tax-Free Trust
Amendment No. 6 to the By-Laws
(Effective May 12, 1998)



Strike Section 3 - Place of Meeting of Article IV - Shareholders' Meetings and replace it with the following:
Section 3. Place of Meeting. Meetings of the shareholders of the Trust or a particular Series or Class shall be held at such place within or without The Commonwealth of Massachusetts as may be fixed from time to time by resolution of the Trustees.
Strike Section 6 - Place of Meeting of Article V - Trustees' Meetings and replace it with the following:
Section 6. Place of Meeting. Meetings of the Trustees shall be held at such place within or without The
Commonwealth of Massachusetts as fixed from time to time by resolution of the Trustees, or as the person or persons requesting said meeting to be called may designate, but any meeting may adjourn to any other place.